CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-109886) of Safety Components International, Inc. of our report dated March 10, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 10, 2005 relating to the consolidated financial statement schedule, which appears in this Form 10-K.


PricewaterhouseCoopers LLP


Spartanburg, South Carolina
March 10, 2005